Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Reports Fourth Quarter 2016 Financial Results and

Declares a Dividend of $0.27 Per Share

BOSTON – March 9, 2017 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to lower middle market companies, today announced financial results for its fourth fiscal quarter and year ended Dec. 31, 2016. Additionally, THL Credit announced that its Board of Directors has declared a first fiscal quarter 2017 dividend of $0.27 per share payable on March 31, 2017, to stockholders of record as of March 20, 2017.

HIGHLIGHTS

($ in millions, except per share amounts)
	As of Dec. 31, 2016
Portfolio results
Total assets	$691.4
Investment portfolio, at fair value	$669.2
Net assets	$389.8
Net asset value per share, attributable to THL Credit	$11.82
Weighted average yield on investments	11.2%

	Year ended Dec. 31, 2016	Quarter ended Dec. 31, 2016
Portfolio activity
Total portfolio investments made, at par	$142.9	$37.9
Number of new portfolio investments	7	3
Number of portfolio investments at end of period	47	47
Operating results
Total investment income	$84.6	$20.0
Net investment income	$44.7	$9.1
Net increase in net assets from operations	$17.1	$7.9
Net investment income per share	$1.35	$0.28
Dividends declared per share	$1.29	$0.27

PORTFOLIO AND INVESTMENT ACTIVITY

In the fourth quarter, THL Credit closed on three new investments totaling $32.8 million and an additional $5.1 million in follow-on investments in four existing portfolio companies.

New investments, including follow-on investments, for the fourth quarter included:

•	$13.7 million first lien senior secured term loan in Home Partners of America, Inc., an acquirer, lessor and manager of single-family homes;

•	$10.0 million first lien senior secured term loan and $1.5 million revolver commitment, which was unfunded at close, in HealthDrive Corporation, a provider of mobile specialty services to long-term care facilities;

•	$9.1 million second lien term loan in Miami Beach Medical Group, a physician practice management company;

•	$4.5 million first lien term loan to LAI International, Inc.; and

•	$0.6 million to fund revolvers and follow-on investments in three portfolio companies.

Notable realizations for the quarter included:

•	$15.4 million from the repayment of a subordinated debt investment in Dr. Fresh, LLC, at par;

•	$11.0 million from the repayment of a second lien debt investment in Synarc-Biocore Holdings, LLC, at par; and

•	$9.6 million from the sale of a first lien senior secured term loan in American Achievement Corporation, Inc.

These transactions bring the total fair value of THL Credit’s investment portfolio to $669.2 million across 47 portfolio investments at the end of the fourth quarter. As of Dec. 31, 2016, THL Credit’s investment portfolio at fair value was allocated 55 percent in first lien senior secured debt, which includes unitranche investments, 14 percent in second lien debt, 4 percent in subordinated debt, 9 percent in THL Credit Logan JV LLC (“Logan JV”), 4 percent in other income-producing securities and 14 percent in equity securities and warrants. The weighted average yield on new investments made in the fourth quarter of 2016 was 9.4 percent. As of Dec. 31, 2016, the weighted average yield of the debt and income-producing securities, including Logan JV, in the investment portfolio at their current cost basis was 11.2 percent. As of Dec. 31, 2016, THL Credit had loans in three issuers on non-accrual status with an aggregate amortized cost of $13.8 million and fair value of $6.9 million, or 2.1 percent and 1.0 percent of the portfolio’s amortized cost and fair value, respectively. As of Dec. 31, 2016, 89 percent of its debt investments bore interest based on floating rates, which may be subject to interest rate floors, such as LIBOR, and 11 percent bore interest at fixed rates.

This compares to the portfolio as of Dec. 31, 2015, which had a fair value of $754.2 million across 55 investments allocated 49 percent in first lien senior secured debt, including unitranche investments, 23 percent in second lien debt, 9 percent in subordinated debt, 6 percent in the Logan JV, 4 percent in other income-producing equity securities, and 9 percent in equity securities and warrants. The weighted average yield of the debt and other income-producing securities in the investment portfolio, including the Logan JV, at their cost basis was 11.3 percent. As of Dec. 31, 2015, THL Credit had loans in two issuers on non-accrual status with an aggregate amortized cost of $25.0 million and fair value of $13.9 million, or 3.3 percent and 1.8 percent of the portfolio’s amortized cost and fair value, respectively. As of Dec. 31, 2015, 78 percent of its debt investments bore interest based on floating rates, which may be subject to interest rate floors, such as LIBOR, and 22 percent bore interest at fixed rates.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Dec. 31, 2016 and 2015 was $20.0 million and $23.6 million, respectively, and consisted of $14.2 million and $18.7 million of interest income on debt securities (which included PIK interest of $0.4 million and $1.0 million and prepayment premiums of $0.0 million and $0.1 million, respectively), $3.4 million and $2.3 million of dividend income, $1.5 million and $1.7 million of interest income on other income-producing securities, and $0.9 million and $0.9 million of other income, including fees from THL Credit’s managed vehicles, respectively.

The decrease in investment income was primarily related to the contraction in size of the overall investment portfolio and an increase in non-income producing securities as a result of certain loans that went on non-accrual status and/or were restructured into equity. This was offset by an increase in dividend income, related to C&K Market, Inc. and the growth of the Logan JV’s portfolio.

Total investment income for the years ended Dec. 31, 2016 and 2015 was $84.6 million and $94.2 million, respectively, and consisted of $63.0 million and $75.7 million of interest income on debt securities (which included PIK interest of $1.8 million and $3.9 million and prepayment premiums of $1.0 million and $0.3 million, respectively), $11.2 million and $4.9 million of dividend income, $6.7 million and $7.8 million of interest income on other income-producing securities and $3.7 million and $5.8 million of other income, including fees from THL Credit’s managed vehicles, respectively.

The decrease in investment income was primarily related to the contraction in size of the overall investment portfolio and an increase in non-income producing securities as a result of certain loans that went on non-accrual status and/or were restructured into equity. This was offset by an increase in dividend income, related to the growth of the Logan JV and a full year of dividend income on our investment in C&K Market, Inc., as well as higher amounts of prepayment premiums and accelerated amortization due to a high level of loan repayments during 2016.

Expenses

Expenses for the three months ended Dec. 31, 2016 and 2015 were $10.9 million and $11.5 million, respectively. For the three months ended Dec. 31, 2016 and 2015, base management fees were $2.6 million and $2.9 million, incentive fees were $1.8 million and $3.0 million, administrator and other expenses were $1.9 million and $2.2 million and fees and expenses related to THL Credit’s borrowings were $4.6 million and $3.5 million, respectively. In addition, for the three months ended Dec. 31, 2016 and 2015, THL Credit recorded an income tax benefit related to its consolidated blocker corporations, excise and other taxes of $0.03 million and $0.1 million, respectively.

The decrease in operating expenses was due to a decrease in management and incentive fees as a result of portfolio contraction, as well as other expenses. This was offset by an increase in borrowing expenses.

Expenses for the years ended Dec. 31, 2016 and 2015 were $39.9 million and $46.6 million, respectively. For the years ended Dec. 31, 2016 and 2015, base management fees were $11.0 million and $11.8 million, incentive fees were $4.5 million and $11.9 million, administrator and other expenses were $8.1 million and $8.6 million and fees and expenses related to THL Credit’s credit facility for the same periods were $16.2 million and $14.5 million, respectively. In addition, for the years ended Dec. 31, 2016 and 2015, THL Credit recorded an income tax provision (benefit) related to its consolidated blocker corporations, excise and other taxes of $0.1 million and ($0.2) million, respectively.

The decrease in operating expenses from 2015 to 2016 was due primarily to lower incentive fees as a result of realized and unrealized losses in the portfolio and lower management fees as a result of portfolio contraction. This decrease was offset by an increase in interest and fees on borrowings as a result of increased outstanding amounts of notes payable and an increased tax provision from blocker corporation investments.

Net investment income

Net investment income totaled $9.1 million and $12.1 million for the three months ended Dec. 31, 2016 and 2015, or $0.28 and $0.36 per share based upon 33,084,660 and 33,332,744 weighted average common shares outstanding, respectively.

The decrease in net investment income was primarily related to the contraction in size of the overall investment portfolio and an increase in non-income producing securities as a result of certain loans that went on non-accrual status and/or were restructured into equity.

Net investment income totaled $44.7 million and $47.6 million for the years ended Dec. 31, 2016 and 2015, or $1.35 and $1.41 per share based upon 33,197,100 and 33,636,806 weighted average common shares outstanding, respectively.

The decrease in net investment income from 2015 to 2016 is primarily attributable to a decrease in interest on debt investments due to portfolio contraction, additional loans put on non-accrual status or restructured and a decrease in other income related to fees earned on certain portfolio investments. This was partially offset by lower incentive fees as a result of net realized and unrealized losses in the portfolio and the increase in dividend income related to the Logan JV and certain portfolio investments.

Net realized gains and losses on investments

For the three months ended Dec. 31, 2016, THL Credit recognized a net realized loss on portfolio investments of $1.0 million, primarily related to a realized loss with the restructuring of THL Credit’s investment in Copperweld Bimetallics LLC, offset by a gain from an investment in Gryphon Partners 3.5, L.P. For the three months ended Dec. 31, 2015, THL Credit recognized a net realized loss of $0.1 million, primarily related to the losses on the sale of certain debt and equity investments.

For the year ended Dec. 31, 2016, THL Credit recognized a net realized loss of $38.8 million, primarily related to realized losses recognized in connection with the restructuring of certain debt investments into equity investments. For the year ended Dec. 31, 2015, THL Credit recognized a realized gain of $0.2 million primarily related to gains from the sale of debt and equity investments.

Net change in unrealized appreciation (depreciation) on investments

For the three months ended Dec. 31, 2016 and 2015, THL Credit’s investment portfolio had a net change in unrealized appreciation (depreciation) of $(0.9) million and $(15.6) million, respectively. For the years ended Dec. 31, 2016 and 2015, THL Credit’s investment portfolio had a net change in unrealized appreciation (depreciation) of $11.3 million and ($17.9) million, respectively.

The net change in unrealized appreciation on investments was driven primarily by the restructuring of certain investments which resulted in the reversal of unrealized depreciation recognized in prior periods upon the recognition of realized losses during the quarter and year. This was offset by changes in the capital market conditions and financial performance of certain portfolio companies.

Benefit (provision) for taxes on unrealized gain on investments

For the three months ended Dec. 31, 2016 and 2015, THL Credit recognized an income tax benefit (provision) for tax on unrealized gains of $0.7 million and ($0.6) million related to consolidated subsidiaries, respectively. For the years ended Dec. 31, 2016 and 2015, the income tax benefit (provision) for taxes on unrealized gain on investments was $0.1 million and ($1.2) million, respectively.

The change in provision for tax on unrealized gains on investments relates primarily to the change in unrealized fair value of investments held in taxable consolidated subsidiaries, other temporary differences and the change in prior year estimates received from certain portfolio companies.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended Dec. 31, 2016 and 2015, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation of $0.1 million and $0.3 million, respectively. For the years ended Dec. 31, 2016 and 2015, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation of $0.2 million and $0.01 million, respectively.

For the three months ended Dec. 31, 2016 and 2015, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.04 million and $0.1 million, respectively. For the years ended Dec. 31, 2016 and 2015, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.3 million and $0.4 million, respectively.

The changes for the respective periods were due to capital market changes impacting swap rates.

Change in net assets resulting from operations

Change in net assets resulting from operations totaled $7.9 million and ($4.0) million, or $0.24 and ($0.12) per share based upon 33,084,660 and 33,332,744 weighted average common shares outstanding, for the three months ended Dec. 31, 2016 and 2015, respectively.

The increase in net assets resulting from operations for the respective periods is due primarily to net realized and unrealized losses in the portfolio and taxes on the unrealized value of investments.

Net increase in net assets resulting from operations totaled $17.1 million and $28.2 million, or $0.51 and $0.84 per share based upon 33,197,100 and 33,636,806 weighted average common shares outstanding, for the years ended Dec. 31, 2016 and 2015, respectively.

The decrease in net assets resulting from operations between the years ended Dec. 31, 2016 and 2015 is due primarily to net realized and unrealized losses in the portfolio.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

As of Dec. 31, 2016, THL Credit had cash of $6.4 million. THL Credit’s liquidity and capital resources are derived from its credit facilities, equity and debt raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

On Nov. 16, 2016, THL Credit made an additional public offering of 6.75% notes due in 2022 (“2022 Notes”), in the aggregate amount of $25.0 million following the underwriters’ exercise of their overallotment option. THL Credit used the net proceeds of this offering to repay outstanding indebtedness under its revolving credit facility and term loan facility.

As of Dec. 31, 2016, THL Credit had $292.9 million in outstanding borrowings, which was comprised of $75.0 million outstanding on the term loan facility and $107.9 million outstanding on the revolving credit facility, and $110.0 million of notes payable outstanding. As of Dec. 31, 2016, borrowings outstanding had a weighted average interest rate of 4.55 percent. For the year ended Dec. 31, 2016, THL Credit borrowed $165.2 million and repaid $216.0 million under the credit facilities and notes payable.

For the year ended Dec. 31, 2016, THL Credit’s operating activities provided cash of $101.3 million primarily from the sales of investments, its financing activities used $75.8 million to repay borrowings on its credit facility, primarily from the net proceeds of the $25.0 million from the 2022 Notes, $42.8 million for distributions to stockholders, $4.0 million to repurchase common stock and $1.1 million for payment of financing and offering costs.

For the year ended December 31, 2015, THL operating activities provided cash of $58.5 million primarily from the sales of investments, its financing activities used $36.2 million to repay borrowings on its credit facility, primarily from the net proceeds of the $35.0 million from the 2022 Notes, $45.6 million for distributions to stockholders, $7.3 million to repurchase common stock and $3.2 million for payment of financing and offering costs.

STOCK REPURCHASE PROGRAM

For the three month period ended Dec. 31, 2016, THL Credit repurchased 0.2 million shares of its common stock at an average price of approximately $10.23 per share, inclusive of commissions, or a weighted average discount to its net asset value of 13.7 percent. The total dollar amount of shares repurchased during the three month period ended Dec. 31, 2016 was $2.5 million.

For the year ended Dec. 31, 2016, THL Credit repurchased 0.4 million shares of its common stock at an average price of approximately $10.46 per share, inclusive of commissions, or a weighted average discount to its net asset value of 13.1 percent. The total dollar amount of shares repurchased during the year ended Dec. 31, 2016 was $4.0 million.

On March 8, 2016, THL Credit’s board of directors authorized a $25.0 million stock repurchase program. This stock repurchase program terminated on March 8, 2017. On March 7, 2017, THL Credit’s board of directors authorized a new $20.0 million stock repurchase program. Unless extended by its board of directors, the stock repurchase program will terminate on March 7, 2018 and may be modified or terminated at any time for any reason without prior notice. The timing and amount of any stock repurchases will depend on the terms and conditions of the repurchase program and no assurances can be given that any particular amount will be purchased. THL Credit has provided its stockholders with notice of its intention to repurchase shares of its common stock in accordance with 1940 Act requirements. THL Credit will retire immediately all such shares of common stock that it purchases in connection with the stock repurchase program.

RECENT DEVELOPMENTS

From Jan. 1, 2017 through March 9, 2017, THL Credit closed one new and two follow-on first lien senior secured debt investments totaling $8.6 million in the business services, healthcare and energy/utilities industries. The new and follow-on floating rate investments have a combined weighted average yield based upon cost at the time of the investment of 9.4%. THL Credit also made a $4.0 million follow-on investment in the Logan JV.

On Jan. 17, 2017, THL Credit received proceeds of $7.2 million from the sale of its CLO residual interests in Flagship VII, Ltd. and Flagship VIII, Ltd, which approximates fair value as of December 31, 2016.

On March 7, 2017, THL Credit’s board of directors declared a dividend of $0.27 per share payable on March 31, 2017 to stockholders of record at the date of business on March 20, 2017.

CONFERENCE CALL

The Company will host a conference call to discuss these results and its business outlook on March 10, 2017, at 10:30 a.m. Eastern Time. The conference call will be led by Sam W. Tillinghast and Christopher J. Flynn, co-chief executive officers, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 64150873. The Company will also broadcast the conference call live via the Investor Relations section of its website at www.THLCreditBDC.com. Starting approximately two hours after the conclusion of the call, a replay will be available through March 17, 2017, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 64150873. The replay will also be available on the Company’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.THLCreditBDC.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2016	December 31, 2015
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $519,837 and $682,065, respectively)	$501,992	$672,333
Controlled investments (cost of $150,765 and $84,773, respectively)	167,207	81,823
Non-controlled, affiliated investments (cost of $4 and $7, respectively)	4	7

Total investments at fair value (cost of $670,606 and $766,845, respectively)	$669,203	$754,163
Cash	6,376	3,850
Interest, dividends, and fees receivable	9,041	7,060
Deferred financing costs	2,527	3,224
Deferred tax assets	2,442	1,118
Prepaid expenses and other assets	880	485
Due from affiliate	590	686
Other deferred assets	150	375
Receivable for paydown of investments	195	330

Total assets	$691,404	$771,291

Liabilities:
Loans payable ($182,862 and $258,651 face amounts, respectively, reported net of deferred financing costs of $1,207 and $1,902, respectively)	$181,655	$256,749
Notes payable ($110,000 and $85,000 face amounts, respectively, reported net of deferred financing costs of $3,653 and $3,191, respectively)	106,347	81,809
Deferred tax liability	4,518	3,881
Accrued incentive fees	3,243	4,243
Base management fees payable	2,608	2,944
Accrued expenses and other payables	1,701	1,665
Accrued interest and fees	961	485
Other deferred liabilities	501	410
Interest rate derivative	50	206

Total liabilities	301,584	352,392
Net Assets:
Common stock, par value $.001 per share, 100,000 common shares authorized, 32,925 and 33,311 shares issued and outstanding at December 31, 2016 and 2015, respectively	33	33
Paid-in capital in excess of par	437,623	441,742
Net unrealized depreciation on investments, net of provision for taxes of $3,656 and $3,791, respectively	(5,197)	(16,473)
Net unrealized depreciation on interest rate derivative	(50)	(206)
Accumulated net realized losses	(51,732)	(14,349)
Accumulated undistributed net investment income	8,428	8,152

Total net assets attributable to THL Credit, Inc.	389,105	418,899
Net assets attributable to non-controlling interest	715	—

Total net assets	$389,820	$418,899

Total liabilities and net assets	$691,404	$771,291

Net asset value per share attributable to THL Credit, Inc.	$11.82	$12.58

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2016	2015	2014
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$66,077	$82,489	$83,155
Dividend income	186	408	3,125
Other income	1,867	3,482	1,891
From non-controlled, affiliated investments:
Other income	1,588	2,228	2,997
From controlled investments:
Interest income	3,645	949	610
Dividend income	10,972	4,489	—
Other income	250	150	150

Total investment income	84,585	94,195	91,928
Expenses:
Interest and fees on borrowings	14,146	12,566	9,781
Base management fees	10,998	11,825	11,142
Incentive fees	4,461	11,894	11,184
Administrator expenses	3,625	3,677	3,780
Other general and administrative expenses	2,171	2,604	2,738
Amortization of deferred financing costs	2,071	1,894	1,351
Professional fees	1,531	1,518	2,096
Directors’ fees	727	888	626

Total expenses	39,730	46,866	42,698
Income tax provision (benefit), excise and other taxes	155	(243)	1,040

Net investment income	44,700	47,572	48,190
Realized Gain and Change in Unrealized Appreciation on Investments:
Net realized (loss) gain on investments:
Non-controlled, non-affiliated investments	(27,935)	170	(12,855)
Controlled investments	(10,914)	20	—

Net realized (loss) gain on investments	(38,849)	190	(12,855)

Net change in unrealized (depreciation) appreciation on investments:
Non-controlled, non-affiliated investments	(8,250)	(15,784)	3,102
Controlled investments	19,391	(2,091)	(859)

Net change in unrealized (depreciation) appreciation on investments	11,141	(17,875)	2,243
Net change in unrealized appreciation (depreciation) attributable to non-controlling interests	140	—	—

Net realized and unrealized loss from investments	(27,568)	(17,685)	(10,612)
Benefit (provision) for taxes on realized and unrealized gain on investments	137	(1,234)	(400)
Interest rate derivative periodic interest payments, net	(276)	(443)	(458)
Net change in unrealized appreciation (depreciation) on interest rate derivative	156	7	71

Net increase in net assets resulting from operations	$17,149	$28,217	$36,791

Net investment income per common share:
Basic and diluted	$1.35	$1.41	$1.42
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.51	$0.84	$1.08
Weighted average shares of common stock outstanding:
Basic and diluted	33,197	33,637	33,905

ABOUT THL CREDIT

THL Credit, Inc. (NASDAQ: TCRD) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through directly originated first lien secured loans, including unitranche investments. In certain instances, The Company also makes second lien, subordinated, or mezzanine debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. The Company is headquartered in Boston, with additional investment teams in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940. For more information, please visit www.THLCreditBDC.com.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Lauren Vieira

617-790-6070

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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